As filed with the Securities and Exchange Commission on October 25, 2010

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 1
TO
FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
WESTERN LIBERTY BANCORP
(Exact name of registrant as specified in its charter)

Delaware	26-0469120

(State of incorporation or organization)	(IRS Employer Identification No.)

1370 Avenue of the Americas, 28th Floor, New York, NY	10019

(Address of principal executive offices)	(Zip Code)
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐
Securities Act registration statement file number to which this form relates:
Securities to be registered pursuant to Section 12(b) of the Act: 333-144799; 333-164790

Name of each exchange on which
Title of each class to be so registered	each class is to be registered
Common Stock, par value of $0.0001 per share	The NASDAQ Stock Market LLC
Securities to be registered pursuant to Section 12(g) of the Act:
None

Western Liberty Bancorp, a Delaware corporation (the “Company”) hereby amends the following items and exhibits of its Form 8-A, filed with the Securities and Exchange Commission (the “SEC”) on November 6, 2007.
Item 1. Description of Securities to be Registered.
This statement relates to the registration of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), on The Nasdaq Global Market (“Nasdaq”). The Common Stock is presently listed for trading on the Over-the-Counter (OTC) Bulletin Board® (the “OTCBB”), an electronic stock listing service provided by the Nasdaq Stock Market, Inc. Upon the commencement of trading of the Common Stock on Nasdaq, the Common Stock will be withdrawn from inclusion on the OTCBB.
The description of the Common Stock set forth under the caption “Description of Securities” in the Company’s Prospectus (File No. 333-164790) filed with the SEC on August 31, 2010 pursuant to Rule 424(b) under the Securities Act of 1933, as amended, is incorporated by reference herein.
Furthermore, in accordance with the terms of that certain Second Amended and Restated Warrant Agreement, dated as of September 27, 2010, between the Company and Continental Stock Transfer & Trust Company, all of the Company’s outstanding warrants (the “Warrants”) will be exercised into one thirty-second (1/32) of one share of Common Stock upon the close of the Company’s acquisition of Service1st Bank of Nevada, a Nevada-chartered non-member bank. Any Warrants that would entitle a holder of such Warrants to a fractional share of Common Stock after taking into account the exercise of the remainder of such holder’s Warrants into full shares of Common Stock will be cancelled. As a result of the foregoing, the Company’s outstanding securities to be listed on Nasdaq shall consist solely of shares of Common Stock.
Item 2. Exhibits.
The following exhibits to this registration statement on Form 8-A are incorporated by reference from the documents specified, which have been previously filed with the SEC:

Exhibit No.
3.2*	Second Amended and Restated Certificate of Incorporation of Western Liberty Bancorp
4.4**	Second Amended and Restated Warrant Agreement, dated as of September 27, 2010, between Western Liberty Bancorp and Continental Stock Transfer & Trust Company
*Incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed with the SEC on October 9, 2009
**Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form
8-K, filed with the SEC on September 28, 2010

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: October 25, 2010	WESTERN LIBERTY BANCORP (Registrant)
	By:	/s/ Jason N. Ader
		Name:	Jason Ader
		Title:	Chief Executive Officer

Exhibit Index

Exhibit No.
3.2*	Second Amended and Restated Certificate of Incorporation of Western Liberty Bancorp
4.4**	Second Amended and Restated Warrant Agreement, dated as of September 27, 2010, between Western Liberty Bancorp and Continental Stock Transfer & Trust Company
*Incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed with the SEC on October 9, 2009
**Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form
8-K, filed with the SEC on September 28, 2010